Exhibit 8.1
                                        DLA Piper Rudnick Gray Cary US LLP
                                        203 North LaSalle Street, Suite 1900
                                        Chicago, Illinois  60601-1293
                                        T 312.368.4000
                                        F 312.236.7516
                                        W www.dlapiper.com




                                  July 6, 2005



Board of Directors
BNP Residential Properties, Inc.
301 South College Street, Suite 3850
Charlotte, North Carolina 28202

         Re:      Tax Opinion for REIT Status and Tax Discussion

Ladies and Gentlemen:

         We have acted as special tax counsel to BNP Residential Properties, Inc., a Maryland corporation ("BNP" or the "Company"), in connection with its registration statement on Form S-3 (the "Registration Statement") (No. 333-125184) filed with the Securities and Exchange Commission relating to the proposed public offering of shares of its common stock, $.0l par value per share, which includes the prospectus (the "Prospectus"), as filed pursuant to the Securities Act of 1933, as amended (the "Securities Act"). This opinion letter is furnished to enable the Company to fulfill the requirements of Item 601(b)(8) of Regulation S-K, 17 C.F.R. (S) 929.601(b)(8), in connection with the Registration Statement.

         In connection with rendering the opinions expressed below, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the following documents (collectively, the "Reviewed Documents"):

         (1)      the Registration Statement;

         (2)      the Prospectus;

         (3) the Articles of Incorporation of BNP, dated April 17, 1997, as amended (the "BNP Charter");

         (4) the Second Amended and Restated Agreement of Limited Partnership of BNP Residential Properties Limited Partnership, a Delaware limited


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                  partnership ("BNP Operating Partnership"),
                  dated March 17, 1999, as amended (the "BNP Operating Partnership Agreement");

         (5) the Amended and Restated Bylaws of BNP, adopted May 20, 2004 (the "BNP Bylaws"); and

         (6) such other documents as may have been presented to us by BNP from time to time.

         In addition, we have relied upon the factual representations contained in BNP's certificate, dated July 6, 2005 (the "BNP Officer's Certificate"), executed by a duly appointed officer of BNP, setting forth certain representations relating to the organization and operation of BNP, BNP Operating Partnership, and their respective subsidiaries.

         For purposes of our opinions, we have not made an independent investigation of the facts set forth in the documents we reviewed. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinions. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. Any representation or statement in any document upon which we rely that is made "to the best of our knowledge" or otherwise similarly qualified is assumed to be correct. Any alteration of such facts may adversely affect our opinions. In the course of our representation of BNP, no information has come to our attention that would cause us to question the accuracy or completeness of the representations contained in the BNP Officer's Certificate, or the Reviewed Documents in a material way.

         In our review, we have assumed, with your consent, that all of the representations and statements of a factual nature set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

         The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder by the United States Department of the Treasury ("Regulations") (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service (including its practices and policies in issuing private letter rulings, which are not binding on the Internal Revenue Service ("IRS") except with respect to a taxpayer that receives such a ruling), all as of the date hereof.

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         In rendering these opinions, we have assumed that the transactions contemplated by the Reviewed Documents will be consummated in accordance with the terms and provisions of such documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinions are based on the correctness of the following specific assumptions:

                  (i) BNP, BNP Operating Partnership and their respective subsidiaries will each be operated in the manner described in the BNP Charter, the BNP Bylaws, the BNP Operating Partnership Agreement, the other organizational documents of each such entity and their subsidiaries, as the case may be, and all terms and provisions of such agreements and documents will be complied with by all parties thereto;

                  (ii) BNP is a duly formed corporation under the laws of the State of Maryland;

                  (iii) BNP Operating Partnership is a duly organized and validly existing limited partnership under the laws of the State of Delaware; and

                  (iv) There has been no change in the applicable laws of the State of Maryland, the State of Delaware or in the Code, the Regulations, and the interpretations of the Code and Regulations by the courts and the IRS, all as they are in effect and exist at the date of this letter.

         With respect to the last assumption, it should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Furthermore, if the facts vary from those relied upon (including any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. Moreover, the qualification and taxation of BNP as a real estate investment trust (a "REIT") depends upon its ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various qualification tests imposed under the Code, the results of which will not be reviewed by the undersigned. Accordingly, no assurance can be given that the actual results of the operations of BNP for any one taxable year will satisfy such requirements.

         Based upon and subject to the foregoing, it is our opinion that:

                  1. BNP was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 2002 through December 31, 2004, and BNP's

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         current organization and method of operations will enable it to continue to meet the requirements for qualification and taxation as a REIT.

                  2. The discussion in the Prospectus under the heading "Federal Income Tax Considerations," to the extent that it constitutes matters of federal income tax law or legal conclusions relating thereto, is correct in all material respects.

         The foregoing opinions are limited to the matters specifically discussed herein, which are the only matters to which you have requested our opinions. Other than as expressly stated above, we express no opinion on any issue relating to BNP or BNP Operating Partnership, or to any investment therein.

         For a discussion relating the law to the facts and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussions of federal income tax issues, which we assisted in preparing, in the Prospectus under the heading "Federal Income Tax Considerations." We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update the opinion letter from time to time. You should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise.

         This opinion is rendered only to you and may not be quoted in whole or in part or otherwise referred to, nor be filed with, or furnished to, any other person or entity in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement under the Securities Act of 1933, as amended, pursuant to Item 601(b)(8) of Regulation S-K, 17 C.F.R ss. 229.601(b)(8), and the reference to DLA Piper Rudnick Gray Cary US LLP contained under the heading "Legal Matters" in the Preliminary Prospectus included as part of the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Sincerely,

                                       /s/ DLA PIPER RUDNICK GRAY CARY US LLP


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